Exhibit 99.1

Patriot Scientific Resumes Company Share Buy Backs

CARLSBAD, Calif. – April 15, 2008 – Patriot Scientific (OTC BB: PTSC) announced today that the company’s share repurchase plan has resumed and from time to time will be buying back its stock in the open market.

President and CEO Rick Goerner, said “We are announcing a resumption of the company’s open market share repurchase program, which will take advantage of attractive price point opportunities to buy back company stock.  We also believe the specific issues that initiated the trading restriction for the company’s directors, officers, employees and consultants who have knowledge of the terms surrounding the December 2007 settlements have been addressed with the public disclosures of last week.”

As part of the stock buyback program and prior to the trading restriction that occurred during the nine months ended February 29, 2008, the company repurchased 5,698,821 shares of its outstanding common stock in the open market at an aggregate cost of $3,042,921.

About Patriot Scientific
Patriot Scientific is a leading intellectual-property licensing company that develops, markets, and enables innovative technologies that satisfy the demands of fast-growing markets for wireless devices, smart cards, home appliances, network gateways, set-top boxes, entertainment technology, automotive telematics, biomedical devices, industrial controllers and more. Headquartered in Carlsbad, Calif., information about the company can be found at http://www.patriotscientific.com.

An investment profile on Patriot Scientific may be found at http://www.hawkassociates.com/profile/ptsc.cfm. Copies of Patriot Scientific press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive free e-mail notification of future releases for Patriot Scientific, sign up at http://www.hawkassociates.com/about/alert/.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

Moore Microprocessor Patent (MMP) and Alliacense are trademarks of Technology Properties Limited (TPL). PTSC is a trademark of Patriot Scientific Corporation. All other trademarks belong to their respective owners.

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CONTACTS:
Patriot Scientific Media Relations
The Hoffman Agency
John Radewagen
408-975-3005
cell: 408-219-9199
jradewagen@hoffman.com

Patriot Scientific Investor Relations
Hawk Associates
Ken AuYeung or Frank Hawkins
305-451-1888
patriot.scientific@hawkassociates.com